Exhibit 99.1

[FNB LOGO]
FNB CORP.
P.O. Box 1328, Asheboro, NC 27204                       Phone 336-626-8300
101 Sunset Avenue, Asheboro, NC 27203                     Fax 336-626-8374

For Immediate Release                               For Information Contact:
April 3, 2003                                       Michael C. Miller
9:00 a.m.                                           Jerry A. Little
                                                    (336) 626-8300

          FNB CORP. and Dover Mortgage Company Complete Merger

         Asheboro, NC - FNB Corp. (Nasdaq: FNBN), announced that its acquisition of Dover Mortgage Company was completed on Tuesday, April 1, 2003.

         Dover, headquartered in Charlotte and with production offices in Charlotte, Goldsboro, Greenville, Lake Norman, Raleigh and Wilmington, is a strong conventional, FHA and VA lender with an active correspondent program in which loan production is purchased from community banks, thrifts and mortgage brokers. Dover will continue to operate as a separate business unit with its existing staff as a subsidiary of FNB Corp.

         "The acquisition of a top-ranked North Carolina mortgage originator expands and strengthens the lending capacity, markets and income opportunities of FNB Corp.," stated Michael C. Miller, Chairman and President. "We look forward to working with Dover's top-notch staff," he added.

         The acquisition of Dover marks FNB's second completed acquisition in the last eight months, having completed its merger with Rowan Bancorp, Inc. on August 1, 2002.

About Dover Mortgage Company

         Dover Mortgage Company originates, underwrites and closes mortgage loans for sale into the secondary market. Mortgage production is sold on a service-released basis to a number of national lenders who in turn service the loans. Additional information is available at www.dovermortgage.com.

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About FNB Corp.

         FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, which operates 17 community offices in Archdale, Asheboro, Biscoe, Ellerbe, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Seagrove, Siler City, Southern Pines and Trinity, and Rowan Bank, which operates three community offices in China Grove, Kannapolis and Salisbury. Through its subsidiaries, FNB Corp. offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, investment management and trust services. Internet banking is available at www.fnbnc.com. Deposits are insured by the Federal Deposit Insurance Corporation.

Forward Looking Statements

         This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

         Factors that might cause such a difference include, but are not limited to competition from both financial and non-financial institutions; changes in interest rates, deposit flows, loan demand and real estate values; changes in legislation or regulation; changes in accounting principles, policies or guidelines; the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond the control of FNB; and other economic, competitive, governmental, regulatory and technological factors affecting FNB specifically or the banking industry or economy generally.

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